Exhibit 10.3

CDW CORPORATION

RESTRICTED STOCK AWARD

     CDW Corporation, an Illinois corporation (the “Company”), hereby grants to                     (the “Director”) on                    , 20      (the “Grant Date”), pursuant to the provisions of the 2004 Non-Employee Director Equity Compensation Plan (the “Plan”), a restricted stock award (the “Award”) of 1,000 shares of the Company’s common stock, par value $0.01 per share (“Stock”), upon and subject to the restrictions, terms and conditions set forth below and in the Plan.

     1. Award Subject to Acceptance of Agreement. The Award shall become null and void unless the Director shall (a) accept this Agreement by executing it in the space provided below and returning it to the Company and (b) execute and return one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) the shares subject to the Award if shares are forfeited pursuant to Paragraph 3 hereof or if required under applicable laws or regulations. As soon as practicable after the Director has executed this Agreement and such stock power or powers and returned the same to the Company, the Company shall cause to be issued in the Director’s name a stock certificate or certificates representing the total number of shares of Stock subject to the Award.

     2. Custody and Delivery of Certificates Representing Shares. The Company shall hold the certificate or certificates representing the shares of Stock subject to the Award until such Award shall have vested, in whole or in part, pursuant to Paragraph 3 hereof, and the Company shall as soon thereafter as practicable, subject to Paragraph 4.3 hereof, deliver the certificate or certificates for the vested shares to the Director and destroy the stock power or powers relating to the vested shares.

     3. Restriction Period and Vesting. (a) Subject to 3(b) below, the Shares of stock subject to the Award shall vest in full on the fifth anniversary of the date of grant.

     (b) If the Director does not remain continuously in the service of the Company as a Non-Employee Director during the period commencing on the date hereof and terminating on the fifth anniversary of the date of grant (the “Restriction Period”), the shares of Stock subject to this Award shall be forfeited. Notwithstanding the foregoing, if the Director’s service as a Non-Employee Director terminates as a result of Disability, Retirement as a Director or death, the Restriction Period shall terminate as of the effective date of the Director’s termination of service.

     4. Additional Terms and Conditions of Award.

     4.1. Nontransferability of Award. During the Restriction Period, the shares of Stock subject to the Award may not be transferred by the Director other than (1) by will or the laws of descent and distribution or (2) pursuant to beneficiary designation procedures approved by the Company. Except as permitted by the foregoing, during the Restriction Period, the shares of Stock subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance or other disposition of such shares shall be null and void.

     4.2. Investment Representation. The Director hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Director shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

     4.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable best efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     4.4. Transfer Taxes. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of certificates pursuant to Paragraph 2 hereof, except as otherwise provided in Section 3.5 of the Plan.

     4.5. Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement shall be final, binding and conclusive.

     5. Miscellaneous Provisions.

     5.1. Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     5.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Director, acquire any rights hereunder in accordance with this Agreement.

     5.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061, Attention: Compensation and Stock Option Committee, and if to the Director, to the last known mailing address of the Director contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     5.4. Governing Law. This Agreement and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to conflicts of laws principles.

     5.5. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

CDW CORPORATION
By:
Name:
Title:

Accepted this           day of
                   , 20     .

[Name]

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